Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. REPORTS THIRD QUARTER
2016 RESULTS

DALLAS, TEXAS, November 1, 2016…EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the "Company") today announced operating and financial results for the third quarter 2016.

2016 Third Quarter Highlights

•
Turned-to-sales 3 gross (2.7 net) operated cross-unit Haynesville shale wells in North Louisiana in third quarter 2016. The performance of the wells exceeded expectations with average initial production rates of 21 Mmcf per day on restricted chokes and shallow pressure declines.

•	Produced 288 Mmcfe per day, or 26 Bcfe, for third quarter 2016, above the high-end of guidance, primarily due to strong performance of the most recent wells turned-to-sales.

•
GAAP net income was $51 million, or $0.18 per diluted share, and adjusted net loss, a non-GAAP measure, was $6 million, or $0.02 per diluted share, for third quarter 2016. GAAP net income includes a net gain on extinguishment of debt of $57 million.

•
Adjusted EBITDA, a non-GAAP measure, was $25 million for third quarter 2016, 9% above adjusted EBITDA for second quarter 2016, primarily due to higher natural gas revenues from increased commodity prices.

•
Lease operating expenses were below the low-end of guidance. Cost reduction efforts have resulted in a 38% decrease in lease operating expenses for year-to-date 2016 compared to the same period in 2015.

•
General and administrative expenses, excluding equity-based compensation, were at the low-end of guidance. Cost reduction efforts have resulted in a 35% decrease in general and administrative expenses (excluding equity-based compensation, restructuring and severance costs) for year-to-date 2016 compared to the same period in 2015.

•	Repurchased $101 million of senior unsecured notes with $40 million in cash through a tender offer process.

Key Developments
Strategic plan update

EXCO's strategic plan continues to focus on three core objectives: 1) restructuring the balance sheet to enhance its capital structure and extend structural liquidity, 2) transforming EXCO into the lowest cost producer, and 3) optimizing and repositioning the portfolio. The three core objectives and the Company's recent progress are detailed below:

1.
Restructuring the balance sheet to enhance its capital structure and extend structural liquidity - The Company remains committed to improving its financial flexibility and enhancing long-term value for shareholders through the continued execution of its comprehensive consensual restructuring program (the “Restructuring Program”). The focus is to restructure its gathering and transportation contracts and establish a sustainable capital structure that provides the Company with the liquidity necessary to execute its business plan.

EXCO continues to evaluate financing alternatives to reduce indebtedness and improve its liquidity. During third quarter 2016, EXCO completed a tender offer ("Tender Offer") which resulted in repurchases of $101 million in principal amount of its senior unsecured notes due 2022 ("2022 Notes") for $40 million in cash. EXCO is currently working with its lenders to amend its credit agreement ("Credit Agreement") and the borrowing base redetermination scheduled for November 1, 2016 is still in progress. As of September 30, 2016, EXCO had $97 million in liquidity. The Company's plans to improve its near-term liquidity primarily include the issuance of additional indebtedness and it is engaged in discussions with potential lenders. There is no assurance the Company will be able to issue additional indebtedness or amend the Credit Agreement. In addition, the Company continues to negotiate a consensual restructuring of gathering and transportation contracts to reflect market rates and actual utilizations that would mutually benefit EXCO and its counterparties.

2.
Transforming EXCO into the lowest cost producer - EXCO continues to exercise fiscal discipline to transform itself into the lowest cost producer. Lease operating expenses decreased by 38% for year-to-date 2016 compared to the same period in 2015 primarily due to the renegotiation of saltwater disposal contracts, modifications to chemical programs and less workover activity. In the Appalachia region, the Company divested its remaining conventional assets, which had the highest lease operating expenses per Mcfe in its portfolio, and reduced its field headcount in the region by 85% since December 31, 2015. General and administrative expenses (excluding equity-based compensation, restructuring and severance costs) decreased 35% for year-to-date 2016 compared to the same period in 2015. The Company's cost reduction efforts have resulted in a decrease in total employee headcount of approximately 40% since year end 2015 and approximately 70% since year end 2014.

3.
Optimizing and repositioning the portfolio - The Company continues to execute its disciplined capital allocation program to ensure the highest and best uses of capital, including the completion of a series of asset divestitures as part of its portfolio optimization initiative. In July 2016, the Company closed a sale of its interests in shallow conventional assets located in Pennsylvania and retained an overriding royalty interest. In October 2016, the Company closed the sale of its interests in shallow conventional assets located in West Virginia. EXCO retained all rights to other formations below the conventional depths in the Appalachia region including the Marcellus and Utica shales. The Company is evaluating other divestitures of assets to generate capital that can be deployed to projects with high rates of return. EXCO's ability to improve its well performance while reducing both capital and operating costs has improved well economics across its portfolio. The Company's most recent cross-unit Haynesville shale wells have exceeded expectations and are expected to generate rates of return(*) in excess of 80%. The Company is evaluating future development plans based on the availability of capital as part of its Restructuring Program. EXCO's technical team is performing an evaluation of prospective locations in its portfolio, including the dry gas window of the Utica shale in Pennsylvania and the Bossier shale in North Louisiana. The Company believes that significant upside exists to apply advanced completion techniques that have been effective in other formations based on its technical analysis and recent success of nearby operators.

Operational Results

Table 1: Summary of operating activities and operational results
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q3	Fiscal
		9/30/16	6/30/16		9/30/15		9/30/16	9/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Rig counts (1)	#	—	1	(100)	4	(100)	1	4	(75)	—	1

Net wells drilled (1)
North Louisiana	#	—	0.9	(100)	—	—	5.2	1.7	206	N/A	N/A
East Texas	#	—	—	—	2.4	(100)	—	7.3	(100)	N/A	N/A
South Texas	#	—	—	—	2.8	(100)	—	6.1	(100)	N/A	N/A
Appalachia and other	#	—	—	—	—	—	—	—	—	N/A	N/A
Total net wells drilled	#	—	0.9	(100)	5.2	(100)	5.2	15.1	(66)	—	5.2

Net wells turned-to-sales (1)
North Louisiana	#	2.7	2.5	8	—	100	5.2	11.9	(56)	N/A	N/A
East Texas	#	—	—	—	2.8	(100)	3.6	3.8	(5)	N/A	N/A
South Texas	#	—	—	—	1.8	(100)	—	9.2	(100)	N/A	N/A
Appalachia and other	#	—	—	—	—	—	—	—	—	N/A	N/A
Total net wells turned-to-sales	#	2.7	2.5	8	4.6	(41)	8.8	24.9	(65)	2.7	8.8

Daily production
North Louisiana	Mmcfe/d	159	146	9	197	(19)	152	212	(28)	N/A	N/A
East Texas	Mmcfe/d	69	76	(9)	52	33	69	46	50	N/A	N/A
South Texas	Mmcfe/d	27	32	(16)	44	(39)	33	41	(20)	N/A	N/A
Appalachia and other	Mmcfe/d	33	43	(23)	47	(30)	39	48	(19)	N/A	N/A
Total daily production	Mmcfe/d	288	296	(3)	340	(15)	293	347	(16)	275-285	280-300

Production
Oil	Mbbls	391	447	(13)	635	(38)	1,388	1,733	(20)	375-395	1,720-1,740
Natural gas	Bcf	24.1	24.3	(1)	27.5	(12)	71.9	84.3	(15)	23.0-23.9	92.2-99.4
Total production	Bcfe	26.5	27.0	(2)	31.3	(15)	80.3	94.7	(15)	25.3-26.2	102.5-109.8

Capital expenditures	$MM	14	19	(26)	64	(78)	70	242	(71)	N/A	85

(1)	Includes rigs and wells operated by EXCO and excludes rigs and wells operated by others.

North Louisiana

Highlights:

•	Produced 159 Mmcfe per day, an increase of 13 Mmcfe per day, or 9%, from second quarter 2016 and a decrease of 38 Mmcfe per day, or 19%, from third quarter 2015.

•
Turned-to-sales 3 gross (2.7 net) operated Haynesville shale wells during third quarter 2016. The longer laterals and increased proppant have resulted in the Company's strongest performing wells in this region.

EXCO’s increase in production compared to second quarter 2016 was primarily the result of 3 gross (2.7 net) cross-unit wells turned-to-sales during third quarter 2016. These wells have average lateral lengths of approximately 7,600 feet and were completed with an average 2,650 lbs of proppant per lateral foot for an average cost of approximately $8.6 million. The wells are performing above expectations with average initial production rates of 21 Mmcfe per day on a 23/64th restricted choke with an average flowing pressure of 7,900 psi. The wells were turned-to-sales in late July and were still producing an average of 18 Mmcfe per day at the end of third quarter 2016. The initial results from these wells indicate performance above the Company's proved reserve type curve of 2.0 Bcf per 1,000 lateral feet and these wells are expected to generate rates of return(*) in excess of 80%. These results provide further confirmation that EXCO's enhanced completion methods have proven to be effective and increase the potential for higher rates of return on its undeveloped locations. The Company believes there is further upside to its well design by increasing its lateral lengths and proppant use.

The Company is currently evaluating further development of the Bossier shale in North Louisiana with enhanced completion methods that have proven to be successful in the Haynesville shale, including longer laterals and increased proppant use. The Company has approximately 168 gross (78 net) undeveloped cross-unit locations prospective for the Bossier shale in this area. EXCO's extensive infrastructure in this region will allow it to generate economies of scale to reduce costs in the development of these assets.

East Texas

Highlights:

•	Produced 69 Mmcfe per day, a decrease of 7 Mmcfe per day, or 9% from second quarter 2016 and an increase of 17 Mmcfe per day, or 33%, from third quarter 2015.

EXCO’s decrease in production compared to second quarter 2016 was primarily due to natural production declines. The Company plans to participate in 1 gross (0.2 net) non-operated well in the southern area of the Company's East Texas position during the remainder of 2016 to hold certain acreage nearby successful wells drilled by EXCO earlier this year.

South Texas

Highlights:

•	Produced 4.5 Mboe per day, a decrease of 0.9 Mboe per day, or 16%, from second quarter 2016 and a decrease of 2.8 Mboe per day, or 39%, from third quarter 2015.

EXCO’s decrease in production compared to second quarter 2016 was primarily due to normal production declines and the transfer of its interests to a joint venture partner in connection with the settlement of litigation and termination of a participation agreement. The Company improved its oil price differential by 29% from second quarter 2016 as a result of renegotiated sales contracts during third quarter 2016.

EXCO's cost reduction efforts have been effective as evidenced by a 47% reduction in lease operating expenses for year-to-date 2016 compared to the same period in prior year. The operating and capital cost reduction efforts and enhanced completion methods would allow the Company to generate rates of return(*) of approximately 50% for undeveloped locations in its core area. EXCO's acreage in the South Texas region is predominantly held-by-production, allowing for flexibility in the timing of development in this region.

Appalachia

Highlights:

•	Produced 33 Mmcfe per day, a decrease of 10 Mmcfe per day, or 23%, from second quarter 2016, and a decrease of 14 Mmcfe per day, or 30%, from third quarter 2015.

EXCO’s decrease in production compared to second quarter 2016 was primarily due to the sale of its shallow conventional assets located in Pennsylvania on July 1, 2016. On October 3, 2016, EXCO closed the sale of its interests in shallow conventional assets located in West Virginia. In conjunction with its conventional asset sales, the Company reduced its field employee count in this region by 85% since the fourth quarter 2015. The Company retained all rights to other formations below the conventional depths in this region, including the Marcellus and Utica shales.

The Company is currently evaluating the potential of its acreage in the Utica shale and is encouraged by its ongoing technical analysis and successful results from other operators in the region. EXCO owns Utica shale rights in approximately 40,000 net acres predominantly located in the dry gas window.

(*)
Rates of return are based on NYMEX futures prices as of September 30, 2016, including natural gas prices per Mmbtu of $3.00 for 2016, $3.09 for 2017, $2.91 for 2018, $2.81 for 2019, $2.84 for 2020, $2.94 for 2021, $3.10 for 2022, $3.25 for 2023, $3.41 for 2024, and $3.57 thereafter, and oil prices per Bbl of $49.00 for 2016, $51.65 for 2017, $53.58 for 2018, $54.86 for 2019, $56.05 for 2020, $57.12 for 2021, $57.95 for 2022, and $58.80 thereafter. The rates of return are presented before the impact of income taxes.

Financial Results

Table 2: Summary of operational earnings
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q3	Fiscal
		9/30/16	6/30/16		9/30/15		9/30/16	9/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Operating revenues
Oil revenues	$MM	16	18	(11)	27	(41)	50	80	(38)	N/A	N/A
Natural gas revenues	$MM	55	36	53	56	(2)	127	184	(31)	N/A	N/A
Total oil and natural gas revenues	$MM	71	54	31	84	(15)	177	264	(33)	N/A	N/A
Realized oil prices	$/Bbl	41.47	40.25	3	43.22	(4)	35.80	46.09	(22)	N/A	N/A
Oil price differentials	$/Bbl	(3.57)	(5.04)	(29)	(3.37)	6	(4.70)	(4.85)	(3)	(3.00-5.00)	(3.50-5.50)
Realized gas prices	$/Mcf	2.27	1.49	52	2.05	11	1.77	2.19	(19)	N/A	N/A
Gas price differentials	$/Mcf	(0.54)	(0.46)	17	(0.72)	(25)	(0.52)	(0.61)	(15)	(0.50-0.60)	(0.50-0.60)

Derivative financial instruments
Cash settlements (payments)	$MM	5	17	(71)	32	(84)	38	89	(57)	N/A	N/A
Cash settlements (payments)	$/Mcfe	0.18	0.62	(71)	1.02	(82)	0.47	0.94	(50)	N/A	N/A

Costs and expenses
Oil and natural gas operating costs	$MM	9	8	13	13	(31)	26	42	(38)	N/A	N/A
Production and ad valorem taxes	$MM	4	5	(20)	6	(33)	13	16	(19)	N/A	N/A
Gathering and transportation	$MM	28	27	4	24	17	80	74	8	N/A	N/A
Oil and natural gas operating costs	$/Mcfe	0.33	0.28	18	0.40	(18)	0.32	0.44	(27)	0.35-0.40	0.35-0.40
Production and ad valorem taxes	$/Mcfe	0.14	0.18	(22)	0.19	(26)	0.17	0.17	—	0.15-0.20	0.15-0.20
Gathering and transportation	$/Mcfe	1.06	0.99	7	0.76	39	0.99	0.78	27	1.00-1.05	1.00-1.05
General and administrative (1)	$MM	9	8	13	12	(25)	24	37	(35)	9-10	30-35

Operational earnings
Adjusted EBITDA (2)	$MM	25	23	9	62	(60)	70	186	(62)	N/A	N/A
GAAP net income (loss) (3)	$MM	51	(111)	(146)	(355)	(114)	(191)	(1,127)	(83)	N/A	N/A
Adjusted net loss (2)	$MM	(6)	(14)	(57)	(11)	(45)	(39)	(43)	(9)	N/A	N/A
GAAP diluted shares outstanding	MM	281	279	1	273	3	279	272	3	N/A	N/A
Adjusted diluted shares outstanding	MM	280	279	—	273	3	279	272	3	N/A	N/A
GAAP diluted EPS	$/Share	0.18	(0.40)	(145)	(1.30)	(114)	(0.68)	(4.14)	(84)	N/A	N/A
Adjusted diluted EPS (4)	$/Share	(0.02)	(0.05)	(60)	(0.04)	(50)	(0.14)	(0.16)	(13)	N/A	N/A

(1)
Excludes equity-based compensation expenses of $1.4 million, $9.3 million and $0.9 million for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively, and $14.6 million and $4.0 million for the nine months ended September 30, 2016 and 2015, respectively.

(2)	Adjusted EBITDA and Adjusted net loss are non-GAAP measures. See Financial Data section for definitions and reconciliations.

(3)
GAAP net income (loss) included impairments of oil and natural gas properties of $26 million and $339 million for the three months ended June 30, 2016 and September 30, 2015, respectively, and $161 million and $1 billion for the nine months ended September 30, 2016 and 2015, respectively.

(4)
Adjusted diluted EPS represents adjusted net loss divided by the number of adjusted diluted shares outstanding during the period. The Company believes that adjusted diluted EPS is a useful measure for evaluating the Company's core operating performance, although it is not a measure of financial performance under GAAP. Adjusted diluted EPS may not be comparable to other similarly titled measures reported by other companies.

EXCO's increase in GAAP net income compared to second quarter 2016 was primarily due to a gain on extinguishment of debt of $57 million in connection with the Tender Offer in third quarter 2016 and impairments of the Company's oil and natural gas properties during second quarter 2016. There were no impairments of the Company's oil and natural gas properties during third quarter 2016.

EXCO’s increase in adjusted EBITDA compared to second quarter 2016 was primarily due to higher realized natural gas prices. General and administrative expenses, excluding equity-based compensation, were at the low-end of guidance. The Company's general and administrative expenses during third quarter 2016 were impacted by $3 million of legal and advisory fees associated with the restructuring of the Company's balance sheet and gathering and transportation contracts. EXCO's gathering and transportation expenses were above guidance and increased from second quarter 2016 primarily due to gathering costs on increased volumes from recent wells turned-to-sales in North Louisiana.

Cash Flow Results

Table 3: Summary of key cash flow items
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q3	Fiscal
		9/30/16	6/30/16		9/30/15		9/30/16	9/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash flow provided by (used in)
Operating activities	$MM	(50)	18	(378)	19	(363)	(4)	127	(103)	N/A	N/A
Investing activities	$MM	(13)	(7)	86	(63)	(79)	(56)	(256)	(78)	N/A	N/A
Financing activities	$MM	39	(30)	(230)	15	160	51	103	(50)	N/A	N/A
Net increase (decrease) in cash	$MM	(24)	(19)	26	(29)	(17)	(9)	(26)	(65)	N/A	N/A

Other key cash flow items
Adjusted operating cash flow (1)	$MM	11	8	38	38	(71)	23	116	(80)	N/A	N/A
Free cash flow (1)	$MM	(65)	(5)	N/M	(46)	41	(74)	(143)	(48)	N/A	N/A

(1)	Adjusted operating cash flow and Free cash flow are non-GAAP measures. See Financial Data section for definitions and reconciliations.

EXCO's decrease in operating cash flows compared to second quarter 2016 was primarily the result of unfavorable working capital conversions in the third quarter 2016. The Company's working capital conversions during third quarter 2016 were negatively impacted by a significant customer modifying its method of credit assurance from a prepayment to a letter of credit. The prepayment related to this customer was $62 million at the end of second quarter 2016. In addition, the Company’s working capital was negatively impacted due to a purchaser of the Company’s natural gas failing to remit approximately $12 million of payments for two months of revenues. As a result, EXCO terminated this contract and is currently in litigation regarding this matter (see further discussion in the “Commitments and Contingencies” section). Adjusted operating cash flows, which exclude changes in working capital, were $11 million during third quarter 2016. This represents a 38% increase from second quarter 2016 primarily due to higher natural gas revenues. EXCO's financing activities in third quarter 2016 included borrowings of $93 million to fund the Tender Offer and its working capital requirements.

Liquidity Results

Table 4: Financial flexibility measures
Historical vs. guidance; mixed measures

		Quarter-to-Date					Year-to-Date			Q3	Fiscal
		9/30/16	6/30/16		9/30/15		9/30/16	9/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Cash (1)	$MM	22	53	(58)	42	(48)	22	42	(48)	N/A	N/A
Gross debt (2)	$MM	1,116	1,125	(1)	1,550	(28)	1,116	1,550	(28)	N/A	N/A
Net debt (3)	$MM	1,094	1,072	2	1,508	(27)	1,094	1,508	(27)	N/A	N/A
Adjusted EBITDA (4)	$MM	25	23	9	62	(60)	70	186	(62)	N/A	N/A
Cash interest expenses (5)	$MM	16	17	(6)	27	(41)	51	80	(36)	16-18	65-70
Adjusted EBITDA/Interest (6)	x	1.56	1.35	16	2.30	(32)	1.37	2.33	(41)	N/A	N/A
Sr. Secured debt/LTM Adj. EBITDA (6)	x	1.84	0.80	130	1.12	64	1.84	1.12	64	N/A	N/A
Net debt/LTM Adjusted EBITDA	x	9.35	7.05	33	5.65	65	9.35	5.65	65	N/A	N/A

(1)	Includes restricted cash of $18 million, $25 million and $21 million as of September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

(2)	Represents total principal balance outstanding. See Table 5 below for reconciliation to carrying value.

(3)	Net debt represents principal amount of outstanding debt less cash and cash equivalents and restricted cash.

(4)	Adjusted EBITDA is a non-GAAP measure. See Financial Data section for definition and reconciliation.

(5)
Cash interest expenses exclude the amortization of debt issuance costs, discount on notes and capitalized interest. In addition, cash payments under the $400 million second lien term loan ("Exchange Term Loan") are not considered interest expense per FASB ASC 470-60, Troubled Debt Restructuring by Debtors ("ASC 470-60") and are excluded from the cash interest expenses amounts shown. EXCO's expected payments on the Exchange Term Loan in 2016 are $50 million. See Table 5 below for additional information on the accounting treatment of the Exchange Term Loan.

(6)
These ratios differ in certain respects from the calculations of comparable measures in the Credit Agreement. As of September 30, 2016, the ratio of consolidated EBITDAX to consolidated interest expense (as defined in the agreement) was 1.6 to 1.0 and the ratio of senior secured indebtedness (excluding the 12.5% senior secured second lien term loans due on October 26, 2020 ("Second Lien Term Loans")) to consolidated EBITDAX (as defined in the agreement) was 1.9 to 1.0.

Table 5: Reconciliation of carrying value to principal
3Q 16; $MM

		9/30/16 (Actual)
Factors	Unit	Carrying value	Deferred reduction in carrying value (1)	Unamortized discount/deferred financing costs	Principal balance
Credit Agreement	$MM	215	—	—	215
Exchange Term Loan (1)	$MM	603	(203)	—	400
Fairfax Term Loan	$MM	300	—	—	300
2018 Notes	$MM	131	—	1	132
2022 Notes	$MM	70	—	—	70
Deferred financing costs, net	$MM	(13)	—	13	—
Total Debt	$MM	1,306	(203)	13	1,116

(1)
The issuance of the Exchange Term Loan and related repurchases of 2018 Notes and 2022 Notes were accounted for in accordance with ASC 470-60. As a result, the carrying amount of the Exchange Term Loan is equal to the total undiscounted future cash payments, including interest and principal.  All cash payments under the terms of the Exchange Term Loan, whether designated as interest or as principal amount, will reduce the carrying amount and no interest expense will be recognized. The undiscounted future interest payments on the Exchange Term Loan expected to be due in the next twelve months are classified as "Current maturities of long-term debt" on the balance sheet. As such, the Company's reported interest expense will be less than the contractual payments throughout the term of the Exchange Term Loan.

Table 6: Liquidity schedule
Historical vs. guidance; $MM

		Quarter-to-Date					Year-to-Date			Q3	Fiscal
		9/30/16	6/30/16		9/30/15		9/30/16	9/30/15		2016	2016
Factors	Unit	Actual	Actual	%	Actual	%	Actual	Actual	%	Guidance	Guidance
Borrowing capacity on revolver	$MM	300	325	(8)	600	(50)	300	600	(50)	N/A	N/A
Amount drawn on revolver	$MM	215	122	76	300	(28)	215	300	(28)	N/A	N/A
Letters of credit	$MM	10	10	—	7	43	10	7	43	N/A	N/A
Available for borrowing	$MM	75	193	(61)	293	(74)	75	293	(74)	N/A	N/A
Cash (1)	$MM	22	53	(58)	42	(48)	22	42	(48)	N/A	N/A
Liquidity (2)	$MM	97	246	(61)	335	(71)	97	335	(71)	N/A	N/A

(1)	Includes restricted cash of $18 million, $25 million and $21 million as of September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

(2)
Liquidity is calculated as the available borrowing capacity under the Credit Agreement plus cash. The borrowing base under the Credit Agreement was $325 million as of September 30, 2016. In connection with the postponed redetermination, EXCO may not request borrowings from its lenders that would result in their aggregate exposure to exceed $300 million, including letters of credit, until the effective date of the postponed redetermination. Therefore, the limitation on the aggregate exposure of the lenders of $300 million is used in the calculation of liquidity as it is more representative of EXCO's available borrowing capacity under the Credit Agreement.

Tender Offer

On August 24, 2016, EXCO completed the Tender Offer that resulted in the repurchase of an aggregate of $101 million of the 2022 Notes for an aggregate purchase price of $40 million. Holders of 2022 Notes whose notes were accepted for payment in the Tender Offer received accumulated and unpaid interest. The purchases were funded with the borrowings under the Credit Agreement. In conjunction with the Tender Offer, the Company solicited consents from registered holders of the 2022 Notes and amended certain terms of the indenture governing the 2022 Notes. The new supplemental indenture amends the definition of “Credit Facilities” in the indenture to include debt securities as a permitted form of additional secured indebtedness, in addition to the term loans and other credit facilities currently permitted.

Liquidity

EXCO is currently working with its lenders to amend its Credit Agreement and the borrowing base redetermination scheduled for November 1, 2016 is still in progress.  The lenders under the Credit Agreement have discretion in the timing and amount during the borrowing base redetermination process.  The Company’s plans to improve near-term liquidity primarily include the issuance of additional indebtedness and it is engaged in discussions with potential lenders. The availability and terms of this financing may be dependent upon the Company’s ability to reduce fixed commitments including gathering and transportation contracts. EXCO continues to negotiate a consensual restructuring of gathering and transportation contracts with its counterparties. If the Company is not able to execute transactions to improve its financial condition, it does not believe it will be able to comply with all of the covenants under the Credit Agreement or have sufficient liquidity to conduct its business operations based on existing conditions and estimates during the next twelve months. Management’s plans are intended to mitigate these conditions; however, the Company’s ability to execute these plans is conditioned upon factors including the availability of capital markets, market conditions, and the actions of counterparties. There is no assurance any such transactions will occur. See further information on the risks related to EXCO’s indebtedness and its ability to continue as a going concern in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Risk Management Results

Table 7: Hedging position
3Q 16; mixed measures

		Three Months Ended		Twelve Months Ended		Twelve Months Ended
		12/31/16		12/31/17		12/31/18
Factors	Unit	Volume	Strike Price	Volume	Strike Price	Volume	Strike Price
Natural gas
Fixed price swaps - Henry Hub	Bbtu/$/Mmbtu	14,260	2.88	23,700	2.99	3,650	3.15
Fixed price swaptions - Henry Hub	Bbtu/$/Mmbtu	—	—	7,300	2.76	—	—
Collars - Henry Hub	Bbtu	—		10,950		—
Sold call options	$/Mmbtu		—		3.28		—
Purchased put options	$/Mmbtu		—		2.87		—

Oil
Fixed price swaps - WTI	Mbbl/$/Bbl	276	58.61	183	50.00	—	—

As of September 30, 2016, approximately 65% of the remaining 2016 forecasted natural gas production and 80% of the remaining 2016 forecasted oil production has been hedged.

Commitments and Contingencies

During third quarter 2016, EXCO terminated its sales and transportation contracts with Enterprise Products Operating LLC (“Enterprise”) and Acadian Gas Pipeline System (“Acadian”), respectively. EXCO transported natural gas produced from its operated wells in North Louisiana through Acadian, and Enterprise was a purchaser of certain volumes of its gas, until the Company terminated the contracts. Enterprise improperly withheld payment for natural gas delivered, and EXCO exercised its right to terminate the contracts with Enterprise and Acadian. The parties are currently in litigation regarding EXCO's right to terminate the contracts. The Company cannot currently estimate or predict the outcome of the litigation but plans to vigorously defend its right to terminate the contracts. The Company is no longer selling natural gas under the Enterprise sales contract or transporting natural gas under the Acadian firm transportation contract effective as of the termination date.

Financial Data

The following financial statements are attached.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	9/30/2016
2	Condensed Consolidated Statements Of Operations	EXCO Resources, Inc.	9/30/2016
3	Condensed Consolidated Statements Of Cash Flows	EXCO Resources, Inc.	9/30/2016
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations	EXCO Resources, Inc.	9/30/2016
5	GAAP Net Income (Loss) and Adjusted Net Loss Reconciliations	EXCO Resources, Inc.	9/30/2016

EXCO will host a conference call on November 2, 2016 at 9:00 a.m. (Central time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID#26008725. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website prior to the conference call. A digital recording will be available starting two hours after the completion of the conference call until November 30, 2016. Please call (800) 585-8367 and enter conference ID#26008725 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President of Strategic Planning, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###
This press release contains statements that are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding estimates, expectations and production forecasts for 2016, estimates of costs and expenses for 2016, and EXCO’s drilling program. It is important to communicate expectations of future performance to investors. However, events may occur in the future that EXCO is unable to accurately predict, or over which EXCO has no control. Users of the financial statements are cautioned not to place undue reliance on a forward-looking statement. Any number of factors could cause actual results to differ materially from those in EXCO's forward-looking statements, including, but not limited to, the volatility of oil and natural gas prices, future capital requirements and the availability of capital and financing, uncertainties about reserve estimates, the outcome of future drilling activity, environmental risks and regulatory changes. Declines in oil or natural gas prices may have a material adverse effect on EXCO's financial condition, liquidity, results of operations, ability to fund operations and the amount of oil or natural gas that can be produced economically. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. EXCO undertakes no obligation to publicly update or revise any forward-looking statements. When considering EXCO's forward-looking statements, investors are urged to read the cautionary statements and the risk factors included in EXCO's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 2, 2016 and its other periodic filings with the SEC.

Attachment	Statements	Company	Period
1	Condensed Consolidated Balance Sheets	EXCO Resources, Inc.	9/30/2016

(in thousands)	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,534	$12,247
Restricted cash	18,434	21,220
Accounts receivable, net:
Oil and natural gas	53,439	37,236
Joint interest	17,949	22,095
Other	3,871	8,894
Derivative financial instruments	5,952	39,499
Inventory and other	7,630	8,610
Total current assets	110,809	149,801
Equity investments	31,973	40,797
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	93,511	115,377
Proved developed and undeveloped oil and natural gas properties	2,946,641	3,070,430
Accumulated depletion	(2,690,611)	(2,627,763)
Oil and natural gas properties, net	349,541	558,044
Other property and equipment, net	24,058	27,812
Deferred financing costs, net	5,000	8,408
Derivative financial instruments	1,455	6,109
Goodwill	163,155	163,155
Total assets	$685,991	$954,126
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$56,056	$88,049
Revenues and royalties payable	121,312	106,163
Accrued interest payable	3,774	7,846
Current portion of asset retirement obligations	428	845
Income taxes payable	—	—
Derivative financial instruments	10,353	16
Current maturities of long-term debt	50,000	50,000
Total current liabilities	241,923	252,919
Long-term debt	1,256,068	1,320,279
Deferred income taxes	1,775	—
Derivative financial instruments	1,189	—
Asset retirement obligations and other long-term liabilities	22,626	43,251
Shareholders’ equity:
Common shares, $0.001 par value; 780,000,000 authorized shares; 283,040,484 shares issued and 282,445,821 shares outstanding at September 30, 2016; 283,633,996 shares issued and 283,039,333 shares outstanding at December 31, 2015	283	276
Additional paid-in capital	3,537,393	3,522,153
Accumulated deficit	(4,367,634)	(4,177,120)
Treasury shares, at cost; 594,663 shares at September 30, 2016 and December 31, 2015	(7,632)	(7,632)
Total shareholders’ equity	(837,590)	(662,323)
Total liabilities and shareholders’ equity	$685,991	$954,126

Attachment	Statements	Company	Period
2	Condensed Consolidated Statements Of Operations (Unaudited)	EXCO Resources, Inc.	9/30/2016

	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues:
Oil and natural gas	$70,862	$54,221	$83,744	$176,732	$264,147
Purchased natural gas and marketing (1)	6,324	4,570	6,773	15,335	21,012
Total revenues	77,186	58,791	90,517	192,067	285,159
Costs and expenses:
Oil and natural gas operating costs	8,797	7,560	12,669	25,835	41,745
Production and ad valorem taxes	3,811	4,857	5,944	13,308	16,408
Gathering and transportation	27,979	26,744	23,743	79,828	74,243
Purchased natural gas (1)	6,586	4,721	6,991	17,273	21,571
Depletion, depreciation and amortization	15,910	19,084	52,013	63,995	176,160
Impairment of oil and natural gas properties	—	26,214	339,393	160,813	1,010,047
Accretion of discount on asset retirement obligations	325	769	574	2,006	1,698
General and administrative	10,746	16,983	13,393	38,626	41,227
Other operating items	(1,110)	24,856	(228)	23,936	1,118
Total costs and expenses	73,044	131,788	454,492	425,620	1,384,217
Operating income (loss)	4,142	(72,997)	(363,975)	(233,553)	(1,099,058)
Other income (expense):
Interest expense, net	(16,997)	(17,932)	(27,761)	(54,186)	(80,822)
Gain (loss) on derivative financial instruments	8,209	(36,432)	37,348	(11,632)	54,427
Gain on extinguishment of debt	57,421	16,839	—	119,374	—
Other income	12	13	21	37	119
Equity loss	(823)	(91)	(152)	(8,824)	(1,452)
Total other income (expense)	47,822	(37,603)	9,456	44,769	(27,728)
Income (loss) before income taxes	51,964	(110,600)	(354,519)	(188,784)	(1,126,786)
Income tax expense	1,028	747	—	1,775	—
Net income (loss)	$50,936	$(111,347)	$(354,519)	$(190,559)	$(1,126,786)
Earnings (loss) per common share:
Basic:
Net income (loss)	$0.18	$(0.40)	$(1.30)	$(0.68)	$(4.14)
Weighted average common shares outstanding	279,873	278,783	273,348	279,008	272,147
Diluted:
Net income (loss)	$0.18	$(0.40)	$(1.30)	$(0.68)	$(4.14)
Weighted average common shares and common share equivalents outstanding	281,045	278,783	273,348	279,008	272,147

(1)
EXCO has revised its presentation of third party natural gas purchases and sales to report these costs and revenues on a gross basis in the accompanying statements of operations in accordance with FASB ASC 605, Revenue Recognition, beginning in the third quarter of 2016. Third party purchases and sales are now reported gross as "Purchased natural gas" expenses and "Purchased natural gas and marketing" revenues, respectively. These revisions have been made to prior period information to conform to current period presentation.

Attachment	Statements	Company	Period
3	Condensed Consolidated Statements Of Cash Flows (Unaudited)	EXCO Resources, Inc.	9/30/2016

	Nine Months Ended September 30,
(in thousands)	2016	2015
Operating Activities:
Net loss	$(190,559)	$(1,126,786)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax expense	1,775	—
Depletion, depreciation and amortization	63,995	176,160
Equity-based compensation expense	14,558	4,045
Accretion of discount on asset retirement obligations	2,006	1,698
Impairment of oil and natural gas properties	160,813	1,010,047
Loss from equity investments	8,824	1,452
(Gain) loss on derivative financial instruments	11,632	(54,427)
Cash receipts of derivative financial instruments	38,097	88,977
Amortization of deferred financing costs and discount on debt issuance	7,250	11,083
Other non-operating items	24,068	(13)
Gain on extinguishment of debt	(119,374)	—
Effect of changes in:
Restricted cash with related party	2,100	(1,500)
Accounts receivable	(12,752)	59,238
Other current assets	(1,207)	1,062
Accounts payable and other liabilities	(14,966)	(44,180)
Net cash provided by (used in) operating activities	(3,740)	126,856
Investing Activities:
Additions to oil and natural gas properties, gathering assets and equipment	(70,455)	(269,708)
Property acquisitions	—	(7,608)
Proceeds from disposition of property and equipment	11,242	7,397
Restricted cash	686	4,016
Net changes in advances to joint ventures	2,377	8,594
Equity investments and other	—	1,455
Net cash used in investing activities	(56,150)	(255,854)
Financing Activities:
Borrowings under EXCO Resources Credit Agreement	390,897	97,500
Repayments under EXCO Resources Credit Agreement	(243,797)	—
Payments on Exchange Term Loan	(38,056)	—
Repurchases of senior unsecured notes	(53,298)	—
Proceeds from issuance of common shares, net	—	9,829
Deferred financing costs and other	(4,569)	(4,125)
Net cash provided by financing activities	51,177	103,204
Net decrease in cash	(8,713)	(25,794)
Cash at beginning of period	12,247	46,305
Cash at end of period	$3,534	$20,511
Supplemental Cash Flow Information:
Cash interest payments	$51,975	$81,913
Income tax payments	—	—
Supplemental non-cash investing and financing activities:
Capitalized equity-based compensation	$432	$2,861
Capitalized interest	3,939	10,121

Attachment	Statements	Company	Period
4	EBITDA, Adjusted EBITDA, Adjusted Operating Cash Flow and Free Cash Flow Reconciliations (Unaudited)	EXCO Resources, Inc.	9/30/2016

	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income (loss)	$50,936	$(111,347)	$(354,519)	$(190,559)	$(1,126,786)
Interest expense	16,997	17,932	27,761	54,186	80,822
Income tax expense	1,028	747	—	1,775	—
Depletion, depreciation and amortization	15,910	19,084	52,013	63,995	176,160
EBITDA (1)	$84,871	$(73,584)	$(274,745)	$(70,603)	$(869,804)
Accretion of discount on asset retirement obligations	325	769	574	2,006	1,698
Impairment of oil and natural gas properties	—	26,214	339,393	160,813	1,010,047
Other items impacting comparability	(1,062)	24,296	641	23,636	4,141
Gain on extinguishment of debt	(57,421)	(16,839)	—	(119,374)	—
Equity loss	823	91	152	8,824	1,452
(Gain) loss on derivative financial instruments	(8,209)	36,432	(37,348)	11,632	(54,427)
Cash receipts of derivative financial instruments	4,709	16,598	31,938	38,097	88,977
Equity-based compensation expense	1,417	9,328	926	14,558	4,045
Adjusted EBITDA (1)	$25,453	$23,305	$61,531	$69,589	$186,129
Interest expense	(16,997)	(17,932)	(27,761)	(54,186)	(80,822)
Current income tax expense	—	—	—	—	—
Amortization of deferred financing costs and discount	2,251	1,878	4,108	7,250	11,083
Other operating items impacting comparability and non-operating items	(21)	875	(654)	432	(4,154)
Changes in working capital	(60,351)	9,818	(18,572)	(26,825)	14,620
Net cash provided by (used in) operating activities	$(49,665)	$17,944	$18,652	$(3,740)	$126,856

	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Cash flow from operations, GAAP	$(49,665)	$17,944	$18,652	$(3,740)	$126,856
Net change in working capital	60,351	(9,818)	18,572	26,825	(14,620)
Other operating items impacting comparability	—	—	641	402	4,141
Adjusted operating cash flow, non-GAAP measure (2)	$10,686	$8,126	$37,865	$23,487	$116,377

	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Cash flow from operations, GAAP	$(49,665)	$17,944	$18,652	$(3,740)	$126,856
Less: Additions to oil and natural gas properties, gathering assets and equipment	(15,492)	(22,477)	(65,108)	(70,455)	(269,708)
Free cash flow, non-GAAP measure (3)	$(65,157)	$(4,533)	$(46,456)	$(74,195)	$(142,852)

(1)
Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) represents net income (loss) adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash impairments of assets, equity-based compensation, income or losses from equity method investments, legal settlements and other operating items impacting comparability. In previous periods, the Company added back severance costs in the determination of Adjusted EBITDA. As a result of a reduction in workforce that occurred in the second quarter 2016, management reassessed this measurement and determined it is no longer considered non-recurring. Accordingly, all periods for which Adjusted EBITDA is presented include severance costs.

EXCO has presented EBITDA and Adjusted EBITDA because they are measures widely used by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, similar measures are used in covenant calculations required under the Credit Agreement, the indenture governing the 2018 Notes, the indenture governing the 2022 Notes and the term loan credit agreements governing the Second Lien Term Loans. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to the Company. EXCO's computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in the Company's computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of the Company’s operating, investing and financing activities. As such, investors are encouraged not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures. The calculation of EBITDA and Adjusted EBITDA as presented herein differ in certain respects from the calculation of comparable measures in the Credit Agreement, the indenture governing the 2018 Notes, the indenture governing the 2022 Notes and the term loan credit agreements governing the Second Lien Term Loans.

(2)
Adjusted operating cash flow is presented because the Company believes it is a useful financial indicator for companies in its industry. This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to generate cash used to fund development and acquisition activities and service debt or pay dividends. Adjusted operating cash flow is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities. Other operating items impacting comparability have been excluded as they do not reflect the Company's on-going operating activities. All periods for which Adjusted operating cash flow is presented include severance costs.

(3)
Free cash flow is cash flow from operating activities less capital expenditures. This non-GAAP measure is used predominantly as a forecasting tool to estimate cash available to fund indebtedness and other investments.

Attachment	Statements	Company	Period
5	GAAP Net Income (Loss) and Adjusted Net Loss Reconciliations (Unaudited)	EXCO Resources, Inc.	9/30/2016

	Three Months Ended						Nine Months Ended
	September 30, 2016		June 30, 2016		September 30, 2015		September 30, 2016		September 30, 2015
(in thousands, except per share amounts)	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share
Net income (loss), GAAP	$50,936		$(111,347)		$(354,519)		$(190,559)		$(1,126,786)
Adjustments:
(Gain) loss on derivative financial instruments	(8,209)		36,432		(37,348)		11,632		(54,427)
Gain on extinguishment of debt	(57,421)		(16,839)		—		(119,374)		—
Cash receipts of derivative financial instruments	4,709		16,598		31,938		38,097		88,977
Impairment of oil and natural gas properties	—		26,214		339,393		160,813		1,010,047
Adjustments included in equity loss	25		—		195		7,891		1,031
Other items impacting comparability	(1,062)		24,296		641		23,636		4,141
Deferred finance cost amortization acceleration	417		—		2,007		1,430		4,771
Income taxes on above adjustments (1)	24,616		(34,680)		(134,730)		(49,650)		(421,816)
Adjustment to deferred tax asset valuation allowance (2)	(19,758)		44,987		141,808		77,289		450,714
Total adjustments, net of taxes	(56,683)		97,008		343,904		151,764		1,083,438
Adjusted net loss (5)	$(5,747)		$(14,339)		$(10,615)		$(38,795)		$(43,348)

Net income (loss), GAAP (3)	$50,936	$0.18	$(111,347)	$(0.40)	$(354,519)	$(1.30)	$(190,559)	$(0.68)	$(1,126,786)	$(4.14)
Adjustments shown above (3)	(56,683)	(0.20)	97,008	0.35	343,904	1.26	151,764	0.54	1,083,438	3.98
Dilution attributable to equity-based payments (4)	—	—	—	—	—	—	—	—	—	—
Adjusted net loss (5)	$(5,747)	$(0.02)	$(14,339)	$(0.05)	$(10,615)	$(0.04)	$(38,795)	$(0.14)	$(43,348)	$(0.16)

Common shares and equivalents used for net income (loss) per share:
Weighted average common shares outstanding	279,873		278,783		273,348		279,008		272,147
Dilutive stock options	—		—		—		—		—
Dilutive restricted shares and restricted share units	—		—		—		—		—
Dilutive warrants	—		—		—		—		—
Shares used to compute diluted loss per share for adjusted net loss	279,873		278,783		273,348		279,008		272,147

(1)	The assumed income tax rate is 40% for all periods.

(2)	Deferred tax valuation allowance has been adjusted to reflect the assumed income tax rate of 40% for all periods.

(3)	Per share amounts are based on weighted average number of common shares outstanding.

(4)
Represents dilution per share attributable to common share equivalents from in-the-money stock options and warrants, dilutive restricted shares and diluted restricted share units calculated in accordance with the treasury stock method.

(5)
Adjusted net loss, a non-GAAP measure, includes adjustments for gains or losses from asset sales, unrealized gains or losses from derivative financial instruments, non-cash impairments, legal settlements and other items typically not included by securities analysts in published estimates. All periods for which Adjusted net loss is presented include severance costs. Adjusted net loss is a useful metric in evaluating the Company's performance and facilitating comparisons with its peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies.